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                                                                    EXHIBIT 23


The Board of Directors
Bay View Capital Corporation:

We consent to the inclusion of our report dated February 20, 1998, relating to the consolidated balance sheets of America First Eureka Holdings, Inc. and Subsidiary (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K of Bay View Capital Corporation dated September 30, 1998. Our report refers to the consummation of a merger between Bay View Capital Corporation and the Company effective January 2, 1998.


/s/ KPMG PEAT MARWICK LLP
-------------------------

San Francisco, California
September 30, 1998